Exhibit 99.1

Aptinyx Recommences Patient Recruitment in Phase 2 Study of NYX-2925 in Patients with Fibromyalgia

Resuming study following suspension of enrollment due to escalation of COVID-19 pandemic

Data readout expected in 1H 2022

Also on track to recommence separate Phase 2 study of NYX-2925 in painful DPN in 4Q 2020

EVANSTON, Ill., September 28, 2020 -- Aptinyx Inc. (Nasdaq: APTX), a clinical-stage biopharmaceutical company developing transformative therapies for the treatment of brain and nervous system disorders, today announced that it has re-activated study sites and recommenced patient recruitment in a Phase 2 study of NYX-2925 in patients with fibromyalgia. Enrollment in the study had been suspended in March 2020 due to the escalation of the COVID-19 pandemic in the United States.

“We are very pleased to be restarting this study,” said Norbert Riedel, Ph.D., president and chief executive officer of Aptinyx. “It will build on the positive results from our first Phase 2 evaluation of NYX-2925 in patients with fibromyalgia. In support of this recommencement, we have incorporated appropriate precautionary measures designed to conduct this follow-up study safely in the current COVID-19 environment. We will be watching the pace of enrollment closely in the coming months to inform timeline expectations, but currently expect to report data from this study in the first half of 2022.”

About the Phase 2 Fibromyalgia Study

The Phase 2 study is a randomized, double-blind, placebo-controlled study designed to evaluate the efficacy and safety of NYX-2925 in patients with fibromyalgia. Approximately 300 patients will be enrolled in the study. Following a screening period, eligible patients will be randomized to receive oral doses of NYX-2925 50 mg, NYX-2925 100 mg, or placebo once daily over the treatment period. The primary endpoint in the study is the change from baseline in average daily pain score over a 12-week period as reported on the 10-point numeric rating scale (NRS). Multiple secondary endpoints related to pain, fatigue, cognitive performance, and patient quality of life will also be evaluated. Aptinyx anticipates reporting top-line data from this study in the first half of 2022. More information about this study can be found on clinicaltrials.gov (NCT04147858).

About Fibromyalgia

Fibromyalgia is a chronic condition associated with widespread pain and tenderness, as well as general fatigue. Fibromyalgia is considered by many to be a condition that is largely mediated in the central nervous system, given that fibromyalgia sufferers often present without a direct peripheral insult or injury. People suffering from fibromyalgia also often experience sleep disruption, depressed mood, and cognitive impairment. It is estimated that, in the United States, fibromyalgia affects more than 5 million people. Currently, there are only three FDA-approved pharmacologic treatments for fibromyalgia, but they have limited efficacy and burdensome side effects in many patients.

About NYX-2925

NYX-2925 is a novel oral NMDA receptor modulator currently in Phase 2 clinical development for the treatment of chronic pain. In clinical studies, NYX-2925 has demonstrated activity that affects central pain processing, resulting in alleviation of pain and other symptoms associated with chronic pain conditions. In Phase 1 and Phase 2 clinical studies, NYX-2925 has exhibited a favorable safety and tolerability profile across a wide dose range. The U.S. Food and Drug Administration has granted Fast Track designation to Aptinyx’s development of NYX-2925 for the treatment of neuropathic pain associated with DPN.

About Aptinyx

Aptinyx Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of proprietary synthetic small molecules for the treatment of brain and nervous system disorders. Aptinyx has a platform for discovery of novel compounds that work through a unique mechanism to modulate—rather than block or over-activate—NMDA receptors and enhance synaptic plasticity, the foundation of neural cell communication. The company has three product candidates in clinical development in central nervous system indications, including chronic pain, post-traumatic stress disorder, and cognitive impairment associated with Parkinson’s disease. Aptinyx is also advancing additional compounds from its proprietary discovery platform, which continues to generate a rich and diverse pipeline of small-molecule NMDA receptor modulators with the potential to treat an array of neurologic disorders. For more information, visit www.aptinyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the company’s business plans and objectives, including future plans or expectations for NYX-2925 and potential therapeutic effects of NYX-2925, expectations regarding the design, implementation, timing, and success of its Phase 2 study of NYX-2925 in patients with fibromyalgia, including with respect to COVID-19 precautionary measures, and the timing for the company’s receipt and announcement of enrollment status and data from its Phase 2 study of NYX-2925 in patients with fibromyalgia. Risks that contribute to the uncertain nature of the forward-looking statements include: the effect of COVID-19 on our business and financial results, including with respect to disruptions to our clinical studies, business operations, and ability to raise additional capital; the success, cost, and timing of the company’s product candidate development activities and planned clinical studies; the company’s ability to execute on its strategy; that positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory developments in the United States and foreign countries; the company’s estimates regarding expenses, future revenue, and capital requirements; as well as those risks and uncertainties set forth in the company’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aptinyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor & Media Contact:

Nick Smith

Aptinyx Inc.

ir@aptinyx.com or corporate@aptinyx.com

847-871-0377

Source: Aptinyx Inc.